Exhibit 5.1

New York 601 Lexington Avenue, 31st Floor New York, NY 10022 T +1 (212) 277-4000 F +1 (646) 521-5726 E valerie.jacob@freshfields.com E michael.levitt@freshfields.com
BuzzFeed, Inc. 229 West 43rd Street, 10th Floor New York, New York 10036

freshfields.us
March 21, 2023
Ladies and Gentlemen:
We are acting as counsel to BuzzFeed, Inc., a Delaware corporation (the Company), in connection with the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 on Form S-3 (as amended or supplemented from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act). The Registration Statement relates to (1) the offer and resale from time to time as described in the Registration Statement by the selling securityholders defined and listed in the Registration Statement (the Selling Securityholders) of up to an aggregate of 94,214,674 shares of the Company’s Class A common stock, par value $0.0001 per share (the Class A common stock) as described in the Registration Statement consisting of (a) 91,947,956 shares of Class A common stock (including 85,510,540 shares of issued and outstanding Class A common stock (the Class A Shares) and 6,437,416 shares of Class A common stock (the Class B Shares) issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the Class B common stock) and shares being registered pursuant to that certain Registration Rights Agreement (as defined in the Registration Statement)) (collectively, the BuzzFeed Shares)) and (b) 2,266,718 shares of Class A common stock (the BuzzFeed Equity Award Shares) that are issuable following the exercise or settlement of certain stock options and restricted stock units (the BuzzFeed Equity Awards); (2) 15,637,500 shares of Class A common stock (the Convertible Note Shares) that are issuable upon the conversion of certain convertible senior notes of the Company (the Convertible Notes); and (3) 9,875,833 shares of Class A common stock issuable upon the exercise of warrants to purchase Class A common stock, consisting of (i) up to 9,583,333 shares of Class A common stock (the Public Warrant Shares) that are issuable upon the exercise of warrants originally issued in the Company’s initial public offering (the Public Warrants); (ii) up to 259,167 shares of Class A common stock (the Private Placement Warrant Shares) that are issuable upon the exercise of private placement warrants (the Private Placement Warrants); and (iii) up to 33,333 shares of Class A common stock (the Working Capital Warrant Shares and, together with the Public Warrant Shares and the Private Placement Warrant Shares, the Warrant Shares) that are issuable upon the exercise of working capital warrants (the Working Capital Warrants and, together with the Public Warrants and the Private Placement Warrants, the Warrants); and (4) the offer and resale by certain of the Selling Securityholders of up to 98,332 warrants to purchase shares of Class A common stock, consisting of (a) 64,999 Private Placement Warrants and (b) 33,333 Working Capital Warrants.
This opinion is confined to the General Corporation Law of the State of Delaware and the law of the State of New York, each as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred
Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.
In rendering the opinion expressed below, we have examined the following documents and agreements:
a)    the Registration Statement;
b)    the Agreement and Plan of Merger, dated as of June 24, 2021, by and among 890 5th Avenue Partners, Inc., Bolt Merger Sub I, Inc., Bolt Merger Sub II, Inc., and BuzzFeed, Inc.;
c)    the Amendment No. 1 to Agreement and Plan of Merger, dated as of October 28, 2021, by and among 890 5th Avenue Partners, Inc., Bolt Merger Sub I, Inc., Bolt Merger Sub II, Inc., and BuzzFeed, Inc.;
d)    the Membership Interest Purchase Agreement, dated as of March 27, 2021, by and among BuzzFeed, Inc., CM Partners, LLC, Complex Media, Inc., Verizon CMP Holdings LLC and HDS II, Inc.;
e)    Amendment No. 1 to the Membership Interest Purchase Agreement, dated as of June 24, 2021, by and among BuzzFeed, Inc., CM Partners, LLC, Complex Media, Inc., Verizon CMP Holdings LLC and HDS II, Inc.;
f)    the Amended and Restated Registration Rights Agreement, dated as of December 3, 2021, by and among BuzzFeed, Inc. (f/k/a 890 5th Avenue Partners, Inc.) and the other parties thereto;
g)    the Warrant Agreement, dated January 11, 2021, by and between BuzzFeed, Inc. (f//k/a 890 5th Avenue Partners, Inc.) and Continental Stock Transfer & Trust Company (the Warrant Agreement);
h)    the Form of Note Subscription Agreement, dated June 24, 2021, by and between 890 5th Avenue Partners, Inc., and the undersigned subscribers party thereto;
i)    the Indenture, dated December 3, 2021, by and between BuzzFeed, Inc. and Wilmington Savings Fund Society, a federal savings bank, as Trustee; and
j)    the Registration Rights Agreement, dated December 3, 2021, by and among BuzzFeed, Inc. and the convertible noteholders party thereto.
In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all agreements and documents submitted to us as originals and the conformity with authentic originals of all agreements and documents submitted to us as copies or as filed with the Commission. We have also assumed that the agreements and documents filed with the Commission are substantially in the form approved by the Board of Directors of the Company and the final, executed agreements and documents are substantially in the form as those filed with the Commission. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. In addition, we have assumed the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Warrant has been duly authorized, executed and delivered by the Company. For purposes of the

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opinions set forth in paragraphs 3, 4 and 5 below, we have assumed that before the Warrant Shares, the BuzzFeed Equity Award Shares or the Convertible Notes Shares are issued the Company has not issued shares of Class A common stock or reduced the total number of shares of Class A common stock that the Company is authorized to issue under its certificate of incorporation such that, at the time the Warrant Shares, the BuzzFeed Equity Award Shares or the Convertible Notes Shares are to be issued, the number of unissued shares of Class A common stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares, the BuzzFeed Equity Award Shares or the Convertible Notes Shares.
Based upon and subject to the foregoing, and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed below, we are of the opinion that:
1.    The Class A Shares have been duly authorized and are validly issued, fully-paid and non-assessable
2.    The Class B Shares have been duly authorized and, when issued upon conversion of the applicable shares of Class B common stock in the manner prescribed by the Certificate of Incorporation and related documents, will be validly issued, fully paid and non-assessable.
3.    The Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the warrants thereof pursuant to the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.
4.    The BuzzFeed Equity Award Shares have been duly authorized and, when issued and delivered upon exercise of the applicable BuzzFeed Equity Awards in accordance with the terms of the applicable BuzzFeed Equity Awards documentation, will be validly issued, fully paid and non-assessable.
5.    The Convertible Note Shares have been duly authorized and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and non-assessable.
6.    The Private Placement Warrants and the Working Capital Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Our opinions above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.
With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company may cause the number of Warrant Shares to be issuable to be greater than or the Warrants to be exercisable for more Warrant Shares than the number of Warrant Shares that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per Warrant Share. With respect to the Convertible Note Shares, we express no opinion to the extent that future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company may cause the number of Convertible Note Shares to be issuable to be greater than or the Convertible Notes to be convertible for more Convertible Note Shares than the number of Convertible Note Shares that then remain authorized but unissued.
In addition, we express no opinion as to (i) the validity, legally binding effect or enforceability of (a) any waiver of immunity, (b) any waiver of a right to trial by jury, (c) any waiver of inconvenient forum set forth the Warrant Agreement and the Warrants or (d) any provisions relating to partial unenforceability contained in the Warrant Agreement and the Warrants or (ii) (a) whether a federal or state court outside New York would give effect to any

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choice of law provided for in the Warrant Agreement and the Warrants or (b) any provisions of the Warrant Agreement and the Warrants that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Warrant Agreement and the Warrants or the transactions contemplated thereby.
The opinions expressed in this letter are solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder and may not be relied upon in any manner or used for any purpose by any other person or entity.
We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP